NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS,. AND NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANTY MAY BE SOLD. TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE ACT AND APPLICABLE SECURITIES LAWS AND UNLESS EITHER (A) A REGISTRATION STATEMENT UNDER THE ACT OR THE APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (B) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE FOR THE SALE, TRANSFER OR OTHER DISPOSITION AND EXCEPT IN COMPLIANCE WITH THE TRANSFER RESTRICTIONS SET FORTH IN SECTION 8(a) OF THIS WARRANT.



                               MHM SERVICES, INC.

                          COMMON STOCK PURCHASE WARRANT


Number of Shares of Common Stock: 300,000              Warrant Certificate No. 1
Date of Issuance: July 15, 1998                Date of Expiration: July 15, 2003


      FOR VALUE RECEIVED, MHM SERVICES, INC., a Delaware corporation (the "Company"), hereby grants to HEALTHCARE FINANCIAL PARTNERS, INC., a Delaware corporation, or its registered assigns (the "Holder"), the right to purchase from the Company that number of shares of the Company's Common Stock (the "Shares"), which, calculated as of the Date of Issuance on a fully diluted basis after exercise, and subject to adjustment as provided below, equals three hundred thousand (300,000) Shares (the "Warrant Shares").

      This Warrant is issued in connection with and as partial consideration for the Two Million and No/100 Dollars ($2,000,000.00) loan made to the Company.
MHM Correctional Services, Inc., a Delaware corporation, MHM of Colorado, Inc., a Delaware corporation, MHM Extended Care Services, Inc., a Delaware corporation, Oakview Limited Partnership, a Maryland limited partnership, and Columbia Health Associates Limited, a Maryland limited partnership (the "Loan") by HCFP Funding, Inc., a Delaware corporation that is a wholly owned subsidiary of the Holder ("HCFP"), as evidenced by a Secured Bridge Note of even date with this Warrant (the "Note").

      The Company represents and warrants to the Holder that (i) the Shares are the only class of equity securities of the Company authorized, issued or outstanding on the Date of Issuance, and there are no outstanding agreements, rights, or options to acquire any securities of the Company other than as shown on Schedule 1, and (ii) there are 3,525,848 Shares issued and outstanding on the Date of Issuance.

      Except as otherwise provided in this Warrant, this Warrant shall continue in full force and effect until the Date of Expiration regardless of any prepayment of the Loan.

      This Warrant is subject to the following provisions:

      1.    Exercise Period.

            The Holder may exercise, in whole or in part, the purchase rights represented by this Warrant at any time and from time to time on or after the Date of Issuance but not later than 5:00 p.m., Eastern time, on the Date of Expiration identified above (the "Exercise Period").

      2.    Exercise Price.

            The Exercise Price per Share for which all or any Warrant Shares may be purchased pursuant to the terms of this Warrant shall be $.01.

      3.    Exercise Procedure.

            (a) This Warrant shall be deemed to have been exercised when the Company has received all of the following (the "Exercise Time"):

                  (i) an Exercise Agreement, in the form attached to this Warrant as Exhibit "A", completed and executed by the Holder;

                  (ii)  this Warrant; and

                  (iii) payment of the total Exercise Price for the Warrant
                        Shares to be purchased, which payment may be made by certified or bank check.

            (b) Notwithstanding any other provision of this Warrant, if an exercise of this Warrant (or any portion) is to be made in connection with a registered public offering of the Company's securities or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the Holder, be conditioned upon the consummation of the registered public offering or the sale of the Company, in which case the Holder may designate that the exercise shall not be deemed to be effective until the consummation of the transaction.

            (c) The Company shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant, including, without limitation, making any filings required to be made by the Company. The Holder shall reimburse the Company for any reasonable costs and expenses incurred by the Company (including without limitation, reasonable attorneys' fees) in connection with the cooperation and assistance. Notwithstanding the foregoing, the costs and expenses shall not include any fees or costs related to any federal or state registration of this Warrant or the Warrant Shares or registered public offering of the Company's securities.

      4.    Issuance of Warrant Shares: Taxes.

            (a) To the extent that the Shares are represented by certificates, the Company shall deliver to the Holder certificates for Warrant Shares purchased upon exercise of this Warrant within five (5) business days after the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented by this Warrant have been exercised, the Company shall prepare a new Warrant covering the number of Warrant Shares in respect of which this Warrant has not been exercised, which new Warrant shall be identical in all other respects to this Warrant. The new Warrant shall be delivered to the Holder within five (5) business days after the Exercise Time.

            (b) To the extent that the Shares are represented by certificates, the issuance of certificates for Warrant Shares upon exercise of this Warrant shall be made without charge to the Holder for any issuance tax related to the issuance, or, subject to Section 3(c), other costs incurred by the Company in connection with the exercise and the related issuance of the Warrant Shares.

            (c) Upon payment for the Warrant Shares in accordance with the terms of this Warrant, the Warrant Shares shall be validly issued, fully paid and nonassessable and free from all liens and charges with respect to their issuance.

            (d) The Warrant Shares shall be deemed to have been issued to the Holder at the Exercise Time, and the Holder shall be deemed, for all purposes, to have become the record holder of the Warrant Shares at the Exercise Time.

      5.    Adjustment of Number of Warrant Shares

            To prevent dilution of the rights granted under this Warrant, the number of Warrant Shares that may be purchased under this Warrant shall be subject to adjustment from time to time as provided in this Section 5.

            (a) If all or any portion of this Warrant shall be exercised after any Share split, Share dividend, recapitalization, combination of Shares of the Company, or other similar event (a "Share Change Event") occurring after the Date of Issuance, then the Holder exercising this Warrant shall receive, for the total Exercise Price, but in no event less than the par value for a Warrant Share, the total number and class of Shares that the Holder would have received if this Warrant had been exercised immediately before the Share Change Event.

            (b) If all or any portion of this Warrant shall be exercised after any merger, consolidation, exchange of equity securities, separation, or reorganization of the Company, or other similar event, including without limitation an issuance of Shares to a third party as consideration for the assets of a business owned by the third party (an "Extraordinary Event"). occurring after the Date of Issuance, as a result of which Shares shall be changed into the same or a different number of equity securities of the same or another class or classes of securities of the Company or another entity, then the Holder exercising this Warrant shall receive, for the total Exercise Price that would have been payable if this Warrant had been exercised in full immediately before the Extraordinary Event, but in no event less than the par value for a Warrant Share, the total number and class of equity securities or other securities that the Holder would have received if this Warrant had been exercised immediately before the Extraordinary Event.

            Before consummating any Extraordinary Event, the Company shall make appropriate provision to ensure that the Holder shall have the right to acquire or receive the equity securities or other securities on the same basis as if this Warrant had been exercised immediately before the Extraordinary Event, subject to the proviso in the preceding paragraph. The Company shall not consummate any Extraordinary Event unless the successor entity (if any) resulting from the Extraordinary Event assumes in writing the obligation to deliver the equity securities or other securities.

            (c) The Company acknowledges that, at any time when the fair market value of the Shares is less than $5.00 per Share (as adjusted for stock splits, etc.), if the Company were to issue any Shares for a consideration that is less than the fair market value of the Shares on the date of issuance, or if it were to grant any rights to subscribe for or purchase, or any options for the purchase of, Shares or any other securities convertible into or exchangeable for Shares, and the total consideration payable for the Shares issuable upon the exercise of the rights or options or upon conversion or exchange of the convertible securities is less than the fair market value of the Shares (all of the foregoing being referred to as a "Dilutive Issuance"), the effect would be to dilute the interest in the Company that the Company and Holder intend that Holder be able to purchase upon exercise of this Warrant. Accordingly, the Company covenants and agrees that it shall not make any Dilutive Issuance (except pursuant to (A) a Qualifying Stock Option Plan, as the term is defined in Section 5(c)(iii) below or (B) any management services agreement between Borrower and any client) without giving prior written notice of the Dilutive Issuance to the Holder.

                  (i) If there is a Dilutive Issuance that is a sale of Shares at a price below the fair market value of the Shares, the number of Warrant Shares issuable pursuant to this Warrant shall be adjusted pursuant to Section 5(c)(ii) below. If there is any other Dilutive Issuance, then appropriate amendment shall be made to the provisions of this Warrant so as to protect the Holder from dilution in a manner consistent with this Section 5(c).

                  (ii) The number of Warrant Shares shall be adjusted as follows: the number of Warrant Shares issuable pursuant to this Warrant shall be adjusted to be equal to the product obtained by multiplying the number of Warrant Shares issuable pursuant to this Warrant immediately before the sale by a fraction, the numerator of which shall be the product of (x) the total number of Shares outstanding on a fully diluted basis immediately after the issuance or sale, multiplied by (y) the fair market value per Share immediately before the issuance or sale, and the denominator of which shall be the sum of (i) the total number of Shares outstanding on a fully diluted basis immediately before the issuance or sale multiplied by the fair market value per Share immediately before the issuance or sale, plus (ii) the total amount of the consideration received by the Company upon the issuance or sale.

For the purposes of this Section 5(c)(ii), all Warrant Shares that may ultimately become issuable pursuant to this Warrant shall be deemed issuable immediately before the date of the sale. Any determinations of fair market value that are required pursuant to this Section 5(c) shall be made in accordance with the procedures set forth in Section 13.

                  (iii) This Section 5(c) shall not apply to any grants, issuances or sales of Shares or options to purchase Shares to employees of the Company pursuant to a stock option or similar plan in existence as of the date of this Warrant or adopted after the date of this Warrant, provided that all of the Company's stock option plans in the aggregate are not authorized to issue a number of Shares (or options to purchase Shares) that would constitute more than ten percent (10%) of the issued and outstanding Shares on a fully diluted basis after exercise, including exercise of this Warrant as to all Warrant Shares for which it may be or become exercisable (such a stock option plan is referred to as a "Qualifying Stock Option Plan").

            (d) Whenever there shall be an adjustment pursuant to this Section 5, the Company shall promptly notify the Holder in writing of the adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which the adjustment was calculated. In addition, the Company shall give written notice to the Holder at least twenty (20) days before the date on which the Company takes any action contemplated in this Section 5. To prevent dilution of the rights granted under this Warrant, the number of Warrant Shares that may be purchased under this Warrant shall be subject to adjustment from time to time as provided in this Section 5.

      6.    Preemptive Purchase Rights.

            (a) If at any time the Company grants, issues or sells any Shares or other securities or any options, warrants, or rights to purchase Shares, warrants, securities or other property pro rata to the record holders of the Shares (the "Subscription Rights"), then the Holder of this Warrant shall be entitled to acquire, upon the terms applicable to the Subscription Rights, the total number of Subscription Rights that the Holder would have acquired if the Holder had exercised this Warrant immediately before the record date for the grant, issuance or sale of the Subscription Rights, or if no record date is determined the date as of which all the record holders of Shares entitled to receive the Subscription Rights were determined.

            (b) Notwithstanding anything to the contrary provided elsewhere in this Warrant, the provisions of Section 6(a) shall not apply to: (i) any grants, issuances or sales of Shares or options to purchase Shares to employees of the Company pursuant to a Qualifying Stock Option Plan; (ii) any grants, issuances or sales of Shares in connection with an Extraordinary Event; or (iii) any grants, issuances or sales of any of the Company's securities in an underwritten public offering.

      7.    Liquidating Dividend.

            If the Company declares or pays a dividend on the Shares payable otherwise than in cash from its earnings or earned surplus, except for a dividend payable in Shares (a "Liquidating Dividend"), then the Company shall, at the time the Liquidating Dividend is paid, make a payment to the Holder of this Warrant equivalent to the payment that would have been made to the Holder of the Shares had this Warrant been fully exercised immediately before the record date for payment of the Liquidating Dividend or, if no record date in determined, the date as of which the record holders of Shares entitled to receive the Liquidating Dividend were determined.

      8.    Transfer and Assignment: Exchange for Different Denominations.

            (a) Subject to the transfer restrictions identified in the legend contained at the top of this Warrant and in Section 11, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder, upon surrender of this Warrant with a properly executed assignment (in the form attached to this Warrant as Exhibit "B") at the Company's principal office.
            (b) Upon surrender of this Warrant by the Holder at the Company's principal office, this Warrant is exchangeable for new warrants of like tenor representing the total purchase rights granted under this Warrant, and each of the new warrants shall represent the portion of the rights as is designated by the Holder at the time of the surrender. The date the Company initially issues this Warrant shall be deemed the "Date of Issuance" of this Warrant regardless of the number of times that new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All warrants representing some portion of the rights under this Warrant are referred to as the "Warrant."

      9.    Compliance with Law.

      The Company shall take all actions reasonably necessary to assure that all Warrant Shares may be issued without violation of any applicable law or government regulation or any requirements of a securities exchange upon which the Shares may be listed. The Company shall not take any action that would cause the number of the authorized but unissued Shares to be less than the number required to be reserved for issuance upon the exercise of this Warrant and upon the exercise of any other options, warrants or rights to purchase Shares or to convert into Shares.

      10.   No Rights as Shareholder: Limitations of Liability.

            This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company. No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no enumeration in this Warrant of the rights and privileges of the Holder shall give rise to any liability of the Holder as a shareholder of the Company or for the Exercise Price of the Warrant Shares, regardless of whether the liability is asserted by the Company or any creditor or creditors of the Company.

      11.   Securities Act Restrictions.

            (a) The Holder, by its acceptance of this Warrant acknowledges and confirms that this Warrant has not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold or transferred except in compliance with and subject to the Act. Unless and until this Warrant has been registered under the Act, the Company may require, as a condition to effecting any transfer or assignment of this Warrant on the books of the Company, a legal opinion, at the Holder's expense in form and from counsel reasonably satisfactory to the Company, to the effect that an exemption from registration under the Act is available for the proposed transfer or assignment.

            (b) The foregoing restrictions shall also apply to the Warrant Shares, and all certificates representing Warrant Shares shall bear an appropriate legend giving notice of the foregoing restrictions in substantially the form set forth below:

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,AS AMENDED ("THE ACT."), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE ACT AND APPLICABLE SECURITIES LAWS AND UNLESS EITHER (A) A REGISTRATION STATEMENT UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (B) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE FOR THE SALE, TRANSFER OR OTHER DISPOSITION AND EXCEPT IN COMPLIANCE WITH THE TRANSFER RESTRICTIONS SET FORTH IN SECTION 8(a) OF THE COMMON STOCK PURCHASE WARRANT DATED JULY 15, 1998.

      12.   Registration Rights.

            The Holder shall be entitled to the benefits of that certain Registration Rights Agreement of even date with this Warrant executed by the Holder and the Company (the "Registration Rights Agreement") with respect to the registration by the Company of Shares under the Act, subject to and in accordance with the terms and conditions of the Registration Rights Agreement.

      13.   Holder's Put Rights.

            (a) The Company hereby irrevocably grants and issues to Holder the right and option to sell this Warrant to the Company (the "Put"), at a purchase price (the "Put Price") equal to the "fair market value" per Warrant Share (as defined below) of the Warrant Shares during the Put Period (as defined below). If the Company notifies the Holder that it is unable to comply with the terms of a Demand Notice for registration of all or a portion of the Warrant Shares for resale by the Holder under the Act and in accordance with the terms and conditions of the Registration Rights Agreement, then the "Put Period" for the Warrant Shares covered by such

Demand Notice shall be the time period that begins on the date that the Company delivers such notice to the Holder and that ends six (6) months after such date.

            (b) The Company shall pay the Put Price to the Holder in exchange for the delivery to the Company of this Warrant within thirty (30) days of the receipt of written notice from the Holder of its intention to exercise the Put (the date of such written notice shall be referred to as the "Put Notice Date"). The payment of the Put Price shall be made (i) in cash, (ii) by cashier's check, or (iii) by delivery of cash or cashier's check in an amount equal to 25% of the Put Price and execution and delivery of a promissory note for the remaining 75% of the Put Price, in form and substance satisfactory to the Holder, which shall provide for 24 equal installment payments of principal of the Put Price and for an interest rate equal to ten percent (10%) per annum.

            (c) The "fair market value" of the Warrant Shares shall be determined as the average of the closing price for the Shares on the Nasdaq Over the Counter Bulletin Board or the American Stock Exchange (or such other stock exchange on which the Shares may be listed on the Put Notice Date) on the five
(5) business days immediately preceding the Put Notice Date.

      14.   Method of Giving Notices.

            Any and all notices to be given pursuant to this Warrant shall be sent:

            To Holder:

                  2 Wisconsin Circle
                  Fourth Floor
                  Chevy Chase, Maryland 20815
                  Attention:  Ethan D. Leder, President
                  Telephone:  (301) 961-1640
                  Telecopier: (301) 664-9860

            To the Company:

                  8000 Towers Crescent Drive
                  Suite 810
                  Vienna, Virginia 22182
                  Attention: Michael S. Pinkert, President/Chief Executive
                             Officer
                  Telephone:   (703) 749-4600
                  Telecopier:  (703) 749-4604

            Except as otherwise expressly provided in this Warrant, all notices required or permitted to be sent shall be in writing and shall be delivered personally, sent by reputable overnight courier service or sent by registered or certified mail, return receipt requested and postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. mail.

      18.   Expenses.

            Except as otherwise provided in this Warrant, the Company shall pay any and all expenses, transfer taxes and other charges, including all costs associated with the preparation, issuance and delivery of Share or warrant certificates that may be incurred in respect of the issuance or delivery of Shares upon any exercise of this Warrant.

      19.   Miscellaneous.

            (a) Neither this Warrant nor any of the terms or conditions of this Warrant may be waived, amended or modified, except with the written consent of the Company and the Holder.

            (b) This Warrant shall be governed by and construed in accordance with the laws of the State of Maryland.

            (c) The captions and paragraph headings used in this Warrant are for convenience of reference only, and shall not be referred to in connection with any interpretation or construction of this Warrant.


                          [SIGNATURE ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the Company, having validly authorized the issuance of this Warrant and all performance under this Warrant, has caused this Warrant to be executed by its duly authorized officer as of the Date of Issuance.


                                       MHM SERVICES, INC.
                                       a Delaware corporation



                                       By: /s/ Michael S. Pinkert
                                           -----------------------------
                                       Name:  Michael S. Pinkert
                                       Title: President


Attest:

-----------------------------
Secretary

                                  SCHEDULE ___


1.    Warrants outstanding (exercise price of $.50/share)

      Michael S. Pinkert         72,514
      Lee Calligaro              24,203
      William Ferretti           24,203
      Michael S. Pinkert
      (to be issued)            145,000


2.    Other stock rights

In November 1993, to Company acquired substantially all of the assets and assumed certain liabilities of Atlanta-based ICH Services, L.L.C., (ICH) (successor to HCI Services, Inc.). The purchase price included certain additional consideration, payable in cash or additional shares of the Company's common stock at the option of the former ICH members. The additional consideration was payable after the third anniversary of the acquisition (November 18, 1996) in an amount equal to approximately 20 percent of the appraised fair market value of the acquired operations.

To date, neither the Company nor ICH has requested an appraisal of the acquired operations as provided for in the purchase agreement. Both parties have negotiated to modify the terms of the additional consideration without reaching any definitive agreements. The progress of future negotiations is uncertain.

If no agreement is reached, the Company will be required to comply with the terms of the original agreement. The Company believes that the value of the acquired assets has significantly declined since the acquisition date based on prior and ongoing operational losses as well as increasing regulatory and economic pressures inherent in the extended care services business. Therefore the Company believes that it will be able to meet its obligation to fund the additional consideration, and the amount estimated to be payable under the terms of the original agreement of $158,000 has been accrued as of September 30, 1997, in the consolidated financial statements. However, the issuance of additional stock to satisfy the Company's obligation could have a dilutive effect on the Company's outstanding common stockholders.

3.    Options

Employee stock option pool ($.50/share)         350,000 shares
Directors option pool ($.50/share)               52,000 shares